Exhibit 99.01

Press Release

Available for Immediate Publication: April 23, 2015

First National Bank of Northern California Reports First Quarter 2015 Earnings of $0.41 Per Diluted Share

Source:FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the first quarter of 2015 of $1,799,000 or $0.41 per diluted share, compared to net earnings available to common shareholders of $1,664,000 or $0.38 per diluted share for the first quarter of 2014. During the first quarter of 2015, FNB Bancorp was able to grow its deposit base by 1.6%, primarily with increased NOW and Demand Deposit Account balances. Our total assets grew by 0.6% during the first quarter.

“The first quarter of 2015 provided the Bank with deposit gathering opportunities. Some of the deposit growth was related to depositors adding to their NOW and DDA account balances as they prepare to make income and property tax payments that are due in April. However, some of our deposit growth is related to a recovering economy that is bringing additional liquid assets to the San Francisco peninsula. The size of our gross loan portfolio decreased during the first quarter as loan payoffs accelerated, somewhat offset by successful new loan production efforts. During the first quarter of 2015, the gross loan portfolio declined by a total of approximately $8 million dollars. New loan applications are up, and our ability to grow the loan portfolio in the near term will depend on the level of loan payoffs, line usage, and the level of disbursement activity related to new construction loans. Our net interest income for the first quarter of 2015 was up over the prior year by forty thousand dollars. First quarter decreases from the net interest income levels achieved during the fourth quarter of 2014 were driven primarily by two fewer days in the current quarterly period. Federal Home Loan Bank Advances were decreased by nine million dollars,” stated Tom McGraw, CEO.

Financial Highlights: First Quarter, 2015	(Unaudited)
	Three	Three	Three	Three
	months	months	months	months
	ended	ended	ended	ended
Consolidated Statements of Earnings	March 31,	December 31,	March 31,	December 31,
(in ’000s except earnings per share amounts)	2015	2014	2014	2013

Interest income	$9,068	$9,315	$8,983	$9,375
Interest expense	(514)	(531)	(469)	(514)
Net interest income	8,554	8,784	8,514	8,861
(Provision for)/ recovery of loan losses	(75)	1,095	(75)	(50)
Noninterest income	1,078	3,522	1,040	1,137
Noninterest expense	(6,943)	(6,761)	(6,842)	(6,954)
Interest before income taxes	2,614	6,640	2,637	2,994
Provision for income taxes	(815)	(2,517)	(803)	(995)
Net earnings	1,799	4,123	1,834	1,999
Dividends and discount accretion on preferred stock	—	—	(170)	(119)
Net earnings available to common shareholders	$1,799	$4,123	$1,664	$1,880

Basic earnings per share	$0.42	$0.97	$0.40	$0.45
Diluted earnings per share	$0.41	$0.94	$0.38	$0.44

Average assets	$919,313	$914,250	$889,553	$912,819
Average equity	$98,140	$94,500	$88,995	$93,679
Return on average assets (annualized)	0.78%	1.80%	0.75%	0.82%
Return on average equity (annualized)	7.33%	17.45%	7.48%	8.03%
Efficiency ratio	72%	55%	72%	70%
Net interest margin (taxable equivalent)	4.17%	4.17%	4.24%	4.24%
Average shares outstanding	4,273	4,256	4,187	4,167
Average diluted shares outstanding	4,403	4,389	4,328	4,256

	(Unaudited)	*	(Unaudited)	*
	As of	As of	As of	As of
Consolidated Balance Sheets	March 31,	December 31,	March 31,	December 31,
(in ’000s)	2015	2014	2014	2013

Assets:
Cash and cash equivalents	$30,640	$14,978	$19,244	$14,007
Interest-bearing time deposits with other financial institutions	2,783	2,784	4,805	5,543
Securities available for sale, at fair value	264,499	264,881	258,184	263,988
Loans, net	575,606	583,715	566,861	552,343
Premises, equipment and leasehold improvements, net	10,685	10,951	12,533	12,512
Other real estate owned, net	770	763	2,478	5,318
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	5,773	5,769	5,307	5,300
Accrued interest receivable	3,744	3,725	3,758	3,808
Prepaid expenses	1,016	1,045	631	701
Bank owned life insurance	12,594	12,510	12,248	12,151
Other assets	12,402	14,202	13,658	14,418
Total assets	$922,353	$917,164	$901,548	$891,930

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$313,314	$292,359	$281,366	$279,269
Savings and money market	384,799	394,676	380,227	370,194
Time	106,511	105,159	112,352	124,152
Total deposits	804,624	792,194	773,945	773,615
Federal Home Loan Bank advances	—	9,000	25,000	15,000
Bank borrowings	5,400	5,550	6,000	—
Accrued expenses and other liabilities	12,292	13,332	8,977	9,066
Total liabilities	822,316	820,076	813,922	797,681
Stockholders’ equity	100,037	97,088	87,626	94,249
Total liabilities and stockholders’ equity	$922,353	$917,164	$901,548	$891,930

* Extracted from the audited annual financial statements

Other Financial Information
Allowance for loan losses	$9,744	$9,700	$9,897	$9,879
Nonperforming assets	$6,693	$6,411	$9,447	$12,669
Total gross loans	$585,350	$593,415	$576,758	$562,222

“During the first quarter of 2015, the nonperforming assets increased by 4.4%. Credit quality still remains strong as nonperforming loans at March 31, 2015 were 29% lower than the same date one year ago. Maintaining a high underwriting standard is a priority, with all new loan production thoroughly analyzed using conservative underwriting standards. Noninterest income levels normalized during the first quarter of 2015 from the elevated levels experienced during the fourth quarter of 2014. Year over year, noninterest expense increased by approximately 1.5%. Management has made concerted efforts to keep the growth in noninterest expenses low as we strive to grow our balance sheet. At our March 2015 Board of Directors meeting a quarterly cash dividend to $0.13 per share was declared, an increase of $0.01 per share over our prior dividend. Management continues to work to add value to our shareholders and to grow our balance sheet with high quality assets,” continued Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.